GSE Systems
http://www.gses.com

AT THE COMPANY
John V. Moran
Chief Executive Officer


FOR IMMEDIATE RELEASE


                  GSE Systems Announces Third Quarter Results

Baltimore, Maryland, November 9, 2005-- GSE Systems, Inc. (GSE) (AMEX-GVP), a global provider of real-time simulation and training solutions to the power, process, manufacturing and Government sectors, reported third quarter 2005 results today. Total contract revenue for the three and nine months ended September 30, 2005 was $4.6 million and $17.6 million, respectively. This compares to $7.3 million and $22.5 million for the comparable periods in 2004, respectively. The Company's net loss was $1.0 million or $.12 per diluted share in the third quarter 2005, and the net loss for the nine months ended September 30, 2005 was $2.6 million or $.29 per diluted share. This compares with net loss of $137,000 or $.02 per diluted share in the third quarter 2004 and net income of $203,000 or $.02 per diluted share for the nine months ended September 30, 2004.

The Company's revenue and profitability continue to be impacted by low order volume in 2005; new orders logged to date in 2005 total $12.1 million. Several orders that the Company expected to receive in the third quarter have been delayed and are expected to be received in the fourth quarter. While reducing costs significantly, the Company continued to invest in broadening its simulation base in the nuclear and fossil power market, in the process industries and with the US Government. The Company's third quarter 2005 results were impacted by the following significant items:

* The Company made adjustments to the estimated costs to complete certain of its long-term contracts which resulted in a net reduction of the project-to-date revenue and gross profit recognized on the projects.

* The Company wrote off the remaining book value of its Columbia, Maryland facility leasehold improvements, and relocated this office to its Baltimore facility in early October 2005. The Company is currently in negotiations with the Columbia facility landlord to assign the Company's lease to a third party.

* The Company entered into an agreement with Atlantis Systems Corporation, a leading training integrator specializing in the military and commercial aviation markets worldwide, to jointly market, win and execute contracts in the U.S. Government and Military markets. Under the terms of the agreement, GSE will license its proprietary simulation technology to Atlantis. In conjunction with this agreement, GSE will be able to substantially reduce its business development costs in the military sector.

* On September 30, 2005, GP Strategies Corporation completed the spin-off of its 57% interest in GSE through a special dividend to the GP Strategies' stockholders who received 0.283075 share of GSE commons stock for each share of GP Strategies common stock or Class B stock held on the record date of September 19, 2005. Following the spin-off, GP Strategies ceased to have any ownership interest in GSE. The Company incurred significant legal fees in the third quarter 2005 in conjunction with the GP Strategies spin-off.

* The Company incurred severance expense due to the termination of several operating personnel at the end of the third quarter.

The above items negatively impacted the third quarter results by over $800,000. These items were offset by a $577,000 favorable change in the fair value of certain liabilities related to its outstanding convertible note and warrants.

Mr. John Moran, Chief Executive Officer for GSE, said "We are obviously disappointed with the revenue level we were able to produce. However, the Company has taken actions to substantially reduce its costs. The large projects and services contracts we expected in the third quarter are still viable opportunities that the Company hopes to close in the fourth quarter. In addition, as we announced last week, the Company's services revenue is starting to gain traction in the global nuclear power market sector."

The Company has scheduled an investor conference call for 10:00am ET on November 10, 2005. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in number for the live conference call will be 866-866-1333 or 404-260-1421. A telephone replay of the call will also be available beginning at 12:59pm on November 10, until 11:50pm on December 10. To listen to the replay, dial 866-430-1300 or 404-260-1414 and when prompted enter pin - 4804300#. At system prompt dial '4' to listen to a previously recorded conference. When prompted, enter confirmation number -20051109252494#.

                                      ***

GSE Systems, Inc. provides real-time simulation and training solutions. The company has over three decades of experience, over 250 installations, and 100 customers in more than 25 countries. Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and Government sectors worldwide. GSE Systems is headquartered in Baltimore, Maryland. Our global locations include offices in Sweden, Japan and China. Information about GSE Systems is available via the Internet at http://www.gses.com.

This news release contains forward-looking statements that involve risks and uncertainties. We use words such as "expects", "intends" and "anticipates" to indicate forward looking statements. The actual future results of GSE Systems may differ materially due to a number of factors, including but not limited to, delays in introduction of products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products and competition. These and other factors are more fully discussed in the Company's annual report, and in statements filed with the Securities and Exchange Commission.

If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us.


           GSE SYSTEMS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF OPERATIONS
          (in thousands, except per share data)
                       (unaudited)

           CONDENSED STATEMENTS OF OPERATIONS

                                                               Three months ended                Nine months ended
                                                                  September 30,                     September 30,
                                                             ------------------------          ------------------------
                                                               2005            2004             2005            2004
                                                             -----------  -----------          -----------  -----------

Contract revenue                                              $    4,607   $    7,340           $  17,617    $   22,498
Cost of revenue                                                    4,228        5,835              14,543        17,379
                                                             -----------  -----------          -----------  -----------
Gross profit                                                         379        1,505               3,074         5,119

Operating expenses                                                 1,809        1,760               5,901         4,817
                                                             -----------  -----------          -----------  -----------
Operating income (loss)                                           (1,430)        (255)             (2,827)          302

Other income (expense), net                                          413           14                 188          (129)
                                                             -----------  -----------          -----------  -----------
Income (loss) from continuing operations before
     provision (benefit) for income taxes                         (1,017)        (241)             (2,639)          173

Provision (benefit) for income taxes                                  30          (44)                  6            30
                                                             -----------  -----------          -----------  -----------
Income (loss) from continuing operations                          (1,047)        (197)             (2,645)          143

Income on sale of discontinued operations                             -            60                  -             60
                                                             -----------  -----------          -----------  -----------
Net income (loss)                                             $   (1,047)  $     (137)          $  (2,645)   $      203
                                                             ===========  ===========          ===========  ===========

Basic earnings (loss) per common share:
     Continuing operations                                    $    (0.12)  $    (0.02)          $   (0.29)   $     0.02
    Discontinued operations                                           -            -                   -             -
                                                             -----------  -----------          -----------  -----------
                                                              $    (0.12)  $    (0.02)          $   (0.29)   $     0.02
                                                             ===========  ===========          ===========  ===========

Weighted average shares outstanding - Basic                    8,999,706    8,949,706           8,998,607     8,949,706
                                                             ===========  ===========          ===========  ===========
Diluted earnings (loss) per common share
     Continuing operations                                    $    (0.12)  $    (0.02)         $    (0.29)   $     0.02
     Discontinued operations                                          -            -                   -             -
                                                             -----------  -----------          -----------  -----------
                                                              $    (0.12)  $    (0.02)         $    (0.29)  $      0.02
                                                             ===========  ===========          ===========  ===========
Weighted average shares outstanding - Diluted                  8,999,706    8,949,706           8,998,607     8,993,473
                                                             ===========  ===========          ===========  ===========
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
Selected balance sheet data
                                       (unaudited)
                                    September 30, 2005      December 31, 2004
                                  ----------------------   ---------------------
Cash and cash equivalents           $                804      $            868
Current assets                                     9,455                10,439
Total assets                                      12,822                14,228

Current liabilities                 $              7,668      $          7,781
Long-term liabilities                              2,085                   502
Stockholders' equity                               3,069                 5,945

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